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                                                                       EXHIBIT 5
                                BAKER & DANIELS
                                   EST. 1863

    300 NORTH MERIDIAN STREET, SUITE 2700, INDIANAPOLIS, INDIANA 46204-1782
                      (317) 237-0300   FAX (317) 237-1000




May 13, 1997



Paul Harris Stores, Inc.
6003 Guion Road
Indianapolis, IN 46254

Ladies and Gentlemen:

     We have examined the corporate records and proceedings of Paul Harris Stores, Inc., an Indiana corporation (the "Company"), with respect to:

          (a)  the organization of the Company;

          (b) the legal sufficiency of all corporate proceedings of the Company taken in connection with the authorization, issuance, forms, validity and nonassessability of all of the presently issued and outstanding shares of common stock, without par value, of the Company ("Common Stock") and shares of nonvoting common stock, without par value, of the Company ("Nonvoting Common Stock") which are convertible into shares of Common Stock on a share-for-share basis; and

          (c) the legal sufficiency of all corporate proceedings of the Company taken in connection with the authorization, issuance, form, validity and nonassessability of the 345,000 shares of Common Stock to be offered for sale under the Company's Registration Statement on Form S-3, in connection with which this opinion is given.

     Based on such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Indiana.

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Paul Harris Stores, Inc.               -2-                          May 13, 1997


     2. The Company is authorized to have outstanding 16,500,000 shares of Common Stock and 3,500,000 shares of Nonvoting Common Stock. Of such shares, at May 13, 1997, 7,620,403 shares of Common Stock and 3,013,039 shares of Nonvoting Common Stock, including the shares of Nonvoting Common Stock beneficially owned by the Selling Shareholder, were outstanding, all of which shares were validly authorized, legally issued and fully paid and nonassessable.

     3. When the Registration Statement shall have become effective, the shares of Nonvoting Common Stock being offered by the Selling Shareholder pursuant thereto shall have been converted into shares of Common Stock, and the authorized but unissued shares of Common Stock being offered by the Company pursuant thereto shall have been sold upon the terms and conditions described in the Registration Statement and set forth in the Underwriting Agreement, all of such shares will be validly authorized, legally issued and fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to us in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                  Very truly yours,



                                  Baker & Daniels